Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three Months Ended March 31, 2012
Revenues Up by 31%, Net Income by 37%

HOUSTON, Texas – April 26, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2012. The Company reported net income of $97.3 million, or $0.62 per share, for the first quarter of 2012, an increase of 37% compared to net income of $71.3 million, or $0.46 per share, for the quarter ended March 31, 2011. Revenues for the first quarter of 2012 were $746 million, compared to $567 million for the first quarter of 2011, an increase of 31%.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Growth in our U.S. rig activity continued during the first quarter. This growth was achieved despite the acceleration of rigs moving from dry gas to oil and liquids rich markets, which caused us to lose some days as rigs transitioned between customers. Our average number of rigs operating increased to 237, including 224 in the United States and 13 in Canada. This compares to an average of 232 rigs operating in the fourth quarter of 2011, including 220 in the United States and 12 in Canada.”

Mr. Wall added, “Average revenue per operating day for the first quarter of 2012 increased by $670 to $22,650, compared to $21,980 for the fourth quarter of 2011. Average direct operating costs per operating day for the first quarter of 2012 increased to $13,080 from $12,700 for the fourth quarter of 2011. Average margin per operating day for the first quarter of 2012 increased by $290 to $9,570, compared to $9,280 for the fourth quarter of 2011.

“As of the end of the first quarter, we had term contracts providing for approximately $1.7 billion of dayrate drilling revenue. Based on contracts currently in place with an initial duration of at least six months, we expect to have an average of 153 rigs operating under term contract during the second quarter, and 132 rigs during the last three quarters of 2012. The comparable numbers for term contracts with an initial duration of at least one year are 136 in the second quarter, and 124 during the last three quarters of 2012.

“We completed 5 new Apex™ rigs during the first quarter. Demand for new rigs under long-term contracts has slowed as customers appear to be waiting to see if high-spec rigs become available without a long-term commitment. Accordingly, we have elected not to increase the rate at which we complete rigs, and now expect to complete 24 new Apex™ rigs during 2012, of which 15 are currently under long-term contract.

“In the first quarter, revenues from our pressure pumping business were relatively flat on a sequential basis as continued strength in the southwest offset weakness in the northeast. However, EBITDA from this segment fell approximately 2%, as lower demand in the northeast and an excess supply of equipment negatively impacted pricing and utilization in this market.

“We took delivery of approximately 30,000 horsepower of new fracturing equipment during the first quarter 2012, bringing our total pressure pumping fleet at the end of the first quarter to approximately 660,000 horsepower. While we continue to have additional horsepower on order, we do not plan to deploy this equipment to the market until demand improves. Furthermore, we have not ordered any more frac spreads since the third quarter of 2011,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “While market conditions during the first quarter were challenging, we are pleased with the results we were able to deliver. Despite industry rig counts trending lower, our rig count has remained resilient as we have moved people and equipment to better align our rig fleet with our customers’ changing capital spending plans.

“In the second quarter, we continue to see strength in our U.S. drilling business, despite the effects of the industry’s transition away from natural gas to oil and liquids rich drilling. Our drilling business will, of course, be impacted in the second quarter by the usual quarterly, seasonal slowdown in Canadian drilling. Our pressure pumping business continues to face the challenges occasioned by decreases in demand in natural gas markets and the increases in the supply of additional frac equipment.

“We believe that the transformation we have undertaken at Patterson-UTI has left us well positioned for the current uncertainties in the market. We have a proven track record of being operationally nimble enough to manage the challenges we face, and we are financially strong enough to benefit from whatever opportunities the market may present,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on June 29, 2012 to holders of record as of June 15, 2012.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended March 31, 2012 is scheduled for April 26, 2012 at 9:00 a.m. Central Time. The dial-in information for participants is 800-573-4842 (Domestic) and 617-224-4327 (International). The Passcode for both numbers is 14073809. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through May 10, 2012 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through April 30, 2012. The Passcode for both telephone numbers is 35564559.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 330 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Kansas, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
REVENUES	$745,921	$567,404
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	452,236	339,271
Depreciation, depletion, amortization and impairment	122,953	96,215
Selling, general and administrative	13,868	15,975
Net gain on asset disposals	(2,400)	(1,604)
Provision for bad debts	1,600	—

Total costs and expenses	588,257	449,857

OPERATING INCOME	157,664	117,547

OTHER INCOME (EXPENSE)
Interest income	54	43
Interest expense	(4,582)	(3,889)
Other	55	119

Total other expense	(4,473)	(3,727)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	153,191	113,820
INCOME TAX EXPENSE	55,917	42,201

INCOME FROM CONTINUING OPERATIONS	97,274	71,619
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(367)

NET INCOME	$97,274	$61,252

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.62	$0.46
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00
NET INCOME	$0.62	$0.46
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.62	$0.46
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00
NET INCOME	$0.62	$0.46
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	154,625	153,122

Diluted	155,401	154,653

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Contract Drilling:
Revenues	$489,482	$377,358
Direct operating costs (excluding depreciation)	$282,649	$218,699
Selling, general and administrative	$1,336	$1,285
Depreciation and impairment	$93,726	$76,855
Operating income	$111,771	$80,519
Operating days – United States	20,428	17,259
Operating days – Canada	1,182	1,387
Total operating days	21,610	18,646
Average revenue per operating day – United States	$22.21	$19.78
Average direct operating costs per operating day – United States	$12.73	$11.34
Average rigs operating – United States	224	192
Average revenue per operating day – Canada	$30.34	$25.95
Average direct operating costs per operating day – Canada	$19.06	$16.59
Average rigs operating – Canada	13	15
Average revenue per operating day – Total	$22.65	$20.24
Average direct operating costs per operating day – Total	$13.08	$11.73
Average rigs operating – Total	237	207
Capital expenditures	$200,607	$135,249
Pressure Pumping:
Revenues	$241,722	$179,659
Direct operating costs (excluding depreciation and amortization)	$166,857	$118,575
Selling, general and administrative	$4,275	$4,339
Depreciation and amortization	$23,803	$15,367
Operating income	$46,787	$41,378
Fracturing jobs	330	385
Other jobs	1,659	1,445
Total jobs	1,989	1,830
Average revenue per fracturing job	$625.98	$400.84
Average revenue per other job	$21.19	$17.53
Total average revenue per job	$121.53	$98.17
Total average costs per job	$83.89	$64.80
Capital expenditures	$54,574	$41,181
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$13,813	$9,087
Revenues – Natural gas and liquids	$904	$1,300
Revenues – Total	$14,717	$10,387
Direct operating costs (excluding depletion and impairment)	$2,730	$1,997
Depletion	$4,177	$2,905
Impairment of oil and natural gas properties	$292	$667
Operating income	$7,518	$4,818
Capital expenditures	$7,429	$4,668
Corporate and Other:
Selling, general and administrative	$8,257	$10,351
Depreciation	$955	$421
Net gain on asset disposals	$(2,400)	$(1,604)
Provision for bad debts	$1,600	$—
Capital expenditures	$793	$1,454
Total capital expenditures	$263,403	$182,552
	March 31,	December 31,
Selected Balance Sheet Data (Unaudited):	2012	2011

Cash and cash equivalents	$17,825	$23,946
Current assets	$767,404	$764,950
Current liabilities	$445,471	$418,712
Working capital	$321,933	$346,238
Current portion of long-term debt	$10,000	$10,000
Borrowings outstanding under revolving credit facility	$108,500	$110,000
Other long-term debt	$380,000	$382,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$97,274	$71,252
Income tax expense	55,917	42,201
Net interest expense	4,528	3,846
Depreciation, depletion, amortization and impairment	122,953	96,215
Results of discontinued operations:
Income tax benefit	—	(209)

EBITDA	$280,672	$213,305

Total revenue	$745,921	$567,404
EBITDA margin	37.6%	37.6%
(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements.
EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.